FINANCIAL FEDERAL CORPORATION
                         2001 MANAGEMENT INCENTIVE PLAN
                       (AS ADOPTED ON FEBRUARY 27, 2001)

1.   PURPOSE

The purpose of this Plan is to motivate and reward the Company's Chief Executive Officer for good performance by making a portion of his compensation dependent on the achievement of certain Performance Goals related to the performance of Financial Federal Corporation (the "Company") and also to further align the Chief Executive Officer's interests with the interests of stockholders through the issuance of Company stock. This Plan is designed to ensure that the incentives awarded hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). Accordingly, the adoption of this Plan is subject to the approval of the Company's stockholders pursuant to Code Section 162(m).

2.   PARTICIPANT

The participant in this Plan shall be the Chief Executive Officer of the Company (the "Participant").

3.   THE COMMITTEE

The Committee shall consist of at least two outside directors of the Company that satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret this Plan in accordance with Code Section 162(m). Unless the Board provides otherwise, the Executive Compensation Committee of the Company's Board of Directors shall be the Committee. Any directors on the Executive Compensation Committee that do not satisfy the outside director requirements of Code
Section 162(m) shall not serve on the Committee with respect to any bonuses or stock granted to a "covered employee."

4.   AMOUNT OF BONUS

The Participant's bonus payment, if any, is based on: (i) an individual target set by the Committee in writing with respect to the Performance Period and (ii) the Performance Goal or Goals for the Performance Period. However, no bonus in excess of 300% of the annualized highest rate of base salary paid to any executive of the Company with respect to fiscal year 2001 as reported in the Company's proxy statement for the 2001 Annual Meeting will be paid with respect to a Performance Period. The Committee may also reduce the Participant's maximum bonus calculated under the preceding formula in its sole discretion. This Plan's "Performance Goals" may include one or more of the following: (i) return on equity, (ii) earnings per share, (iii) pre-tax earnings or after-tax earnings, or (iv) percentage of writeoffs on accounts receivable, each with respect to the Company, as determined by the Committee in its sole discretion. A "Performance Period" shall be, with respect to the Participant, any period of time not exceeding 12 months, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, may permit the Participant to defer receipt of cash that would otherwise be delivered to the Participant under this Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion. The selection and adjustment of applicable Performance Goals, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).

5.   PAYMENT OF BONUS

Subject to the Committee's discretion, the payment of a bonus generally requires that the Participant be on the Company's payroll as of the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion. Bonus payments may be made (i) in cash, (ii) in shares of Company common stock ("Shares") granted under Section 6 of this Plan or in any combination thereof, all as determined by the Committee in its sole discretion. The number of Shares granted shall be determined by dividing the cash amount foregone by the Fair Market Value (as defined in Section 6) of a Share on the date in question. No bonus shall be paid unless and until the Committee certifies in writing the extent to which the Performance Goal(s) applicable to the Participant have been achieved or exceeded. The Committee may establish concurrent or overlapping Performance Periods.

6.   SHARES SUBJECT TO PLAN

The Committee may issue Shares to the Participant to satisfy the payment of bonuses under Section 5. The stock issuable under this Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares reserved for issuance under the Plan shall not exceed 500,000 Shares, with such limit subject to adjustment in the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence.

For purposes of this Plan, the Fair Market Value of a Share shall mean the market price of Shares, determined by the Committee as follows:

     (i) If the Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;
     (ii) If the Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;
     (iii) If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and
     (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

7.   RESTRICTED STOCK AWARDS

In addition to the awarding of bonuses under this Plan, the Committee may from time to time, in its sole discretion, award Shares ("Restricted Stock") to the Participant using the Shares available under Section 6. The Participant may not receive more than 100,000 shares of Restricted Stock (subject to adjustment as described in Section 6) in the aggregate in any calendar year. Any Restricted Stock awarded may or may not be subject to vesting conditions as determined by the Committee in its sole discretion, however each award of Restricted Stock will be subject to the Plan's Performance Goals. The terms and conditions of each award of Restricted Stock shall be set forth in a Restricted Stock Agreement. The Participant may or may not have to pay for all or a portion of the Fair Market Value of the Shares of a Restricted Stock award. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. A holder of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Stock Agreement, however, may require that the holder of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the original award of Restricted Stock with respect to which the dividends were paid. Except as permitted by the Committee for the satisfaction of any tax withholding requirements, or as provided in a Restricted Stock Agreement, or as required by applicable law, any Restricted Stock granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 7 shall be void. However, this Section 7 shall not preclude a holder of Restricted Stock from designating a beneficiary who will receive any outstanding Restricted Stock in the event of the holder's death, nor shall it preclude a transfer of Restricted Stock by will or by the laws of descent and distribution.

8.   AMENDMENT AND TERMINATION

The Board of Directors reserves the right to amend or terminate this Plan at any time with respect to future services of participants. Plan amendments will require stockholder approval only to the extent required by applicable law.

9.   LEGAL CONSTRUCTION

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The granting of awards under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of this Plan.